Exhibit 99.1

FOR IMMEDIATE RELEASE

Intellect Neurosciences, Inc. and Medical Research Council Technology (U.K.) Reach Important Milestone in Generating an Alzheimer’s Therapeutic Antibody

New York, NY, June 24, 2008/ PRNewswire/ Intellect Neurosciences, Inc (OTCBB: ILNS) and MRC Technology (MRCT) announced today they have achieved an important milestone through their collaborative efforts to humanize Intellect’s lead antibody IN-N01 necessary for creating a therapeutic antibody for the treatment of Alzheimer’s disease. The antibody is intended to be used to promote clearance from the brain of beta amyloid, the toxin that leads to Alzheimer’s disease. IN-N01 is Intellect’s first drug candidate based on the technology invented by Dr. Daniel Chain, the Company’s Chairman and CEO.

Dr. Chain commented: “IN-N01 is designed to specifically block the neurotoxicity of beta amyloid, which accumulates in the brains of Alzheimer’s patients, while minimizing the potential for adverse effects”. Dr. Chain added: “IN-N01 is similar to Bapineuzumab being developed independently by Wyeth and Elan Pharma International Ltd. (Elan) in that it binds the same portion of the toxin, but we are engineering IN-N01 with the aim of reducing its potential to cause inflammation in the brain and so increase the dose at which it can be administered safely. The effectiveness of our strategy will ultimately be tested in patient clinical trials. The recent announcement by Wyeth and Elan of positive Top Line Phase 2 data in a subset of patients is encouraging for this prototype drug and also opens a large window of opportunity for Intellect to develop next generation molecules. We hope that IN-N01 will be the Best-in-Class of the ANTISENILIN® antibody family and useful to treat a potentially broader population of Alzheimer’s patients”.

Intellect recently announced that it has granted a royalty-bearing license to Wyeth and Elan Pharma International Ltd. (Elan) regarding patents and patent applications related to antibodies and methods of treatment for Alzheimer’s disease including a co-exclusive license to Bapineuzumab under the ANTISENILIN® patents.

“Mouse antibodies such as the precursor of IN-N01 are recognized as intrinsically immunogenic, and therefore must undergo a process of humanization to create a therapeutic antibody,” explained Dr. Tarran Jones, Therapeutic Antibody Group Director, MRCT. Dr. Jones commented, “We applied our expertise to create a detailed molecular model of IN-N01 to better understand which framework amino acids are important for the optimal activity and safety of the molecule. This work will be critical to the development of IN-N01 as a therapeutic antibody.”

About Intellect’s Immunotherapy Platforms for Alzheimer’s disease

Immunotherapy for Alzheimer’s disease involves making an antibody molecule available to bind to the endogenous beta-amyloid toxin, thus promoting its clearance away from the brain. This therapeutic outcome can be achieved either by provoking the patient’s immune system to generate such an antibody (active immunization) or by administering an externally generated antibody (passive immunization). Both approaches have the potential to slow or arrest disease progression provided that key safety issues are addressed. Intellect has incorporated proprietary safety features into its ANTISENILIN and RECALL-VAXTM technology platforms for both passive and active immunization, respectively. These features and supporting patent position provides the Company with a strong competitive advantage in this field.

About Alzheimer’s disease

Alzheimer’s disease, the most common form of dementia, is characterized by progressive loss of memory and cognition, ultimately leading to complete debilitation and death. A hallmark feature of Alzheimer’s pathology is the presence of insoluble protein deposits known as beta-amyloid on the surface of nerve cells, which results from the accumulation of soluble beta-amyloid in the brain. The effects of the disease are devastating to the patients as well as the caregivers, with significant associated health care costs. It is estimated that there are over 12 million people suffering from Alzheimer’s disease in the in the developed countries with the number increasing also in developing countries as the global population ages. Currently marketed drugs transiently affect some of the symptoms of the disease, but there are no drugs on the market today that slow or arrest the progression of the disease. These symptomatic drugs are projected to generate approximately $4 billion in sales by 2008, indicating both the size of the market and the demand for effective treatment beyond symptomatic improvements.

About Intellect Neurosciences, Inc.

Intellect Neurosciences, Inc. is a biopharmaceutical company engaged in the discovery and development of disease-modifying therapeutic agents for the treatment and prevention of Alzheimer’s disease and other disorders. The company has a broad proprietary immunotherapy platform for both passive and active immunization against Alzheimer’s disease. Also, Intellect has recently completed Phase I clinical trials for OXIGON™, a unique antioxidant and anti-amyloid compound that has potential to treat Alzheimer’s disease and other disorders.

For additional information, please visit http://www.intellectns.com, or contact:

Elliot Maza, JD, CPA
President & Chief Financial Officer Intellect Neurosciences, Inc.
7 West 18th Street, 9th Floor New York, NY 10011,
USA Tel: 212-448-9300

About Medical Research Council Technology

MRCT is the exclusive commercialization catalyst for the UK Medical Research Council (MRC), working to translate cutting edge scientific discoveries into commercial products. MRCT bridges the gap between innovative basic science and making medicine. By providing both chemical tools and antibody therapeutic antibody candidates, MRCT gives pharmaceutical and biotechnology companies new starting points for discovery and development based on MRC advances in science.

MRCT’s Therapeutic Antibody Group (TAG) scientists have a proven track record of success in antibody humanization, which extends over 18 years and has produced 8 clinical candidates and two regulatory approved humanized antibodies. For additional information please visit http://mrctechnology.org

Safe Harbor Statement Regarding Forward-Looking Statements

The statements in this release and oral statements made by representatives of Intellect relating to matters that are not historical facts (including without limitation those regarding future performance or financial results, the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Intellect’s product candidates and the sufficiency of Intellect’s cash and other capital resources) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that actual performance or results could materially differ, that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, or Intellect's ability to fund such efforts with or without partners. Intellect undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly any forward-looking statements should be read in conjunction with the additional risks and uncertainties detailed in Intellect's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in Intellect's Annual Report on Form 10-KSBA (file no. 1-10615) filed on October 19, 2007, and our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, filed on December 10, 2007 (file no. 1-10615), for the quarter ended December 31, 2007, filed on February 19, 2007 and for the quarter ended March 31, 2008 filed on May 20, 2008 (file no. 333-128226).